Exhibit 8.2

National Bank of Greece S.A. 86 Eolou Street Athens, 10232 Hellenic Republic	Allen & Overy LLP One Bishops Square London E1 6AD United Kingdom
	Tel	+44 (0)20 3088 0000
	Fax	+44 (0)20 3088 0088
May 27, 2008

Ladies and Gentlemen:

We have acted as special U.S. tax counsel for National Bank of Greece S.A., a company incorporated under the laws of the Hellenic Republic (the Issuer), in connection with the preparation of the registration statement on Form F-3 (the Registration Statement) to be filed with the Securities and Exchange Commission (the Commission) under the Securities Act of 1933, as amended (the Securities Act), on May 27, 2008, of which the prospectus (the Prospectus) forms a part. The Registration Statement and Prospectus relate to the registration under the Securities Act of preference shares, which may be represented by American Depositary Shares (ADSs) evidenced by American Depositary Receipts (ADRs).

As U.S. tax counsel, we have advised the Issuer with respect to certain general U.S. federal income tax consequences of the proposed issuance of preference shares. This advice is summarized under the headings “U.S. Federal Income Taxation” (the Discussion) in the supplement, dated May 27, 2008, to the Prospectus (the Supplement). We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

We are aware that we are referred to in the Discussion and under the heading “Legal Opinions” in the Prospectus and the Supplement. We hereby consent to the references to us in those sections and the filing of this letter as an exhibit to the Registration Statement without thereby implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

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To ensure compliance with the requirements imposed by the Internal Revenue Service, we inform you that the U.S. federal tax advice contained in this opinion letter was not intended or written to be used, and cannot be used, for the purpose of avoiding U.S. federal tax-related penalties under the Internal Revenue Code of 1986 and was written to support the promotion or marketing of the preferred shares, ADRs or ADSs and all related transactions thereto. Taxpayers should seek the advice of their independent tax advisors based on their particular circumstances.

Very truly yours,

/s/ Allen & Overy LLP

Allen & Overy LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763.  It is regulated by the Solicitors Regulation Authority of England and Wales.  The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.  A list of the members of Allen & Overy LLP and of the non-members who are designated as partners is open to inspection at its registered office, One Bishops Square, London E1 6AD.

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